EXHIBIT F



                           New Century Energies, Inc.
                             1225 Seventeenth Street
                             Denver, Colorado 80202

                                  June 22, 1999



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

                  RE:      New Century Energies, Inc., et al.
                           Form U-1 Application/Declaration
                           (File No. 70-9493)

Dear Sirs:

         I refer to the Form U-1 Application/Declaration, as amended (the "Application"), under the Public Utility Holding Company Act of 1935, as amended (the "Act"), filed with the Securities and Exchange Commission (the "Commission") by New Century Energies, Inc. ("NCE"), a Delaware corporation, and NC Enterprises, Inc. ("NC Enterprises"), a Delaware corporation and a wholly-owned non-utility subsidiary of NCE. Capitalized terms used in this letter without definition have the meanings ascribed to such terms in the Application.

         The Application seeks authorization and approval for New Century O&M Services, Inc. ("NCO&M"), a new subsidiary of NC Enterprises, to acquire, own and operate electric, gas, water, steam and other essential service facilities that are located within and dedicated to the use of one or more United States military installations, including the facilities located at the Fort Carson, Colorado army base. The Applicants seek to invest up to $150 million in such facilities in one or more transactions from time to time through December 31, 2003. The Applicnts also seek approval, to the extent needed, for certain proposed intercompany service arrangements between NCO&M and Public Service Company of Colorado, a wholly-owned public-utility subsidiary of NCE.

         I have acted as counsel for NCE and NC Enterprises in connection with the Application and, as such counsel, I am familiar with the corporate proceedings taken by NCE and NC Enterprises in connection with the proposed transactions.

         I am familiar with or have reviewed those corporate records of NCE and NC Enterprises, and such other documents as I have deemed necessary to review as a basis for the opinions


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Securities and Exchange Commission
June 22, 1999
Page 2

hereinafter expressed. In such review, I have assumed the genuineness of all signatures and the authenticity of all documents submitted to me as originals and the conformity with the originals of all documents submitted to me as copies.

         The opinions expressed below with respect to the proposed transactions described in the Application are subject to the following further assumptions and conditions:

         (a) The transactions shall have been duly authorized and approved, to the extent required by the governing corporate documents and applicable state laws, by the Boards of Directors of NCE and NC Enterprises.

         (b) The Commission shall have duly entered an appropriate order or orders with respect to the proposed transactions as described in the Application granting and permitting the Application to become effective under the Act and the rules and regulations thereunder.

         (c) The parties shall have obtained all consents, waivers and releases, if any, required for the proposed transactions under all applicable governing corporate documents, contracts, and agreements, debt instruments, indentures, franchises, licenses and permits.

         (d) No act or event other than as described herein shall have occurred subsequent to the date hereof which would change the opinions expressed above.

         (e) The consummation of the proposed transactions shall be conducted under my supervision and all legal matters incident thereto shall be satisfactory to me, including the receipt in satisfactory form of such opinions of other counsel qualified to practice in jurisdictions pertaining to the proposed transactions in which I am not admitted to practice, as I may deem appropriate.

         Based upon the foregoing, and subject to the assumptions and conditions set forth herein, and having regard to legal considerations which I deem relevant, I am of the opinion that, in the event that the proposed transactions are consummated in accordance with the Application:

         (a) The laws of the states of Colorado and Delaware applicable to the proposed transactions will have been complied with.

         (b) NCO&M is validly formed and duly existing under the laws of the State of Colorado.

         (c) NCO&M will have legally acquired, and may legally own and operate, the military base assets..


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Securities and Exchange Commission
June 22, 1999
Page 3


         (d) The consummation of the proposed transactions will not violate the legal rights of the holders of any securities issued by NCE or NC Enterprises.

         I have acted as counsel for NCE and NC Enterprises in connection with the Application and, accordingly, this opinion is limited to actions taken by NCE and NC Enterprises in connection with the proposed transactions.

         The opinions given herein are intended solely for the use of the Commission and may not be relied upon by any third party. I hereby consent to the use of this opinion as an exhibit to the Application.


                                                     Sincerely,


                                                     /s/ William M. Dudley
                                                     ---------------------
                                                     William M. Dudley